Exhibit 99.1

Green Thumb Industries Reports Record Results

for the Fourth Quarter and Full Year 2020

CHICAGO and VANCOUVER, British Columbia, March 17, 2021 — Green Thumb Industries Inc. (“Green Thumb,” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise™ Dispensaries, today reported its financial results for the fourth quarter and full-year ended December 31, 2020. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the quarter ended December 31, 2020:

•	Revenue increased 12.8% sequentially and 133.8% year-over-year to $177.2 million

•	Second consecutive quarter of positive GAAP net income, delivering $22.5 million or $0.11 per basic and diluted share

•	Adjusted Operating EBITDA grew 23.1% sequentially and 374.0% year-over-year to $65.4 million or 36.9% of revenue

•	Fourth consecutive quarter of positive cash flow from operations

•	Subsequent to quarter end, raised approximately $156.0 million in sales of U.S. Securities and Exchange Commission (“SEC”) registered shares

Highlights for the year ended December 31, 2020:

•	Revenue increased 157.2% to $556.6 million

•	Positive GAAP net income of $15.0 million or $0.07 per basic and diluted share, compared with a GAAP net loss of $59.1 million or a loss of $0.31 per basic and diluted share in the prior year

•	Adjusted Operating EBITDA grew 546.9% to $179.6 million or 32.3% of revenue

•	Strong balance sheet and disciplined capital allocation to support continued future growth

•

Secured $25 million in an amended sale and leaseback transaction with Innovative Industrial Properties (“IIP”) for its Toledo, Ohio manufacturing facility to fund the construction of a cultivation facility on the property

See definition and reconciliation of non-GAAP measures elsewhere in this release.

Green Thumb Industries Inc.

Management Commentary

“This was a solid quarter to top off a milestone year for the Green Thumb team. In the fourth quarter, we delivered substantial revenue growth, expanded gross margins, recorded our fourth consecutive quarter of improved operating leverage and achieved positive GAAP net income and EPS for the second quarter in a row. The entire Green Thumb team should be proud of these full year 2020 numbers: $557 million of revenue, $180 million of Adjusted EBITDA, $15 million of GAAP net income, 7 cents a share of GAAP EPS and over $95 million in cash flow from operations,” said Green Thumb Chairman, Founder and Chief Executive Officer Ben Kovler.

Kovler continued, “To start off 2021, we completed our U.S. initial public offering and first sale of SEC-registered shares directly to U.S. investors. We view the institutional support as a vote of confidence in our proven operating model and a leading indicator of what’s to come for the industry. The capital markets are waking up to the great American cannabis growth story and the ‘Green Wave’ is picking up steam.

“November 2020 also validated that Americans across the country from all walks of life want expanded access to cannabis. The new administration has indicated strong support for advancing comprehensive cannabis reform that will focus on social equity and recognize the wellness benefits of cannabis. The Green Thumb team is more energized than ever to provide consumers with more choices for well-being, create more jobs and opportunity for communities, and continue our advocacy for social equity.

“Green Thumb is well-positioned. Our balance sheet is strong, our brands are connecting with consumers and our capital projects are on track. At the same time, we will maintain our focus on diligent execution and high-value capital expenditure allocation that will create sustainable value for all our stakeholders. The real fun is just beginning.”

Investing in Community and Team Well-Being

•	Green Thumb is working to ensure the health and safety of its front-line team by actively advocating on their behalf to receive COVID-19 vaccines when available.

•	Green Thumb donates its First Day Profits of new retail locations to local charities as part of its mission of giving back to the communities in which it serves.

•

Green Thumb’s Dogwalkers brand created the “Bailey Legacy Fund” to support animal rescue organizations to expand upon its founding program of donating a portion of Dogwalkers brand pre-roll proceeds to local community animal shelter programs.

•	Green Thumb announced the expansion of its LEAP social equity opportunity and support program to include a cannabis business incubator intended to enable success for new entrepreneurs in Illinois.

Green Thumb Industries Inc.

•

Green Thumb launched an integrated awareness campaign, including a short documentary, “Waiting to Breathe,” in partnership with The Last Prisoner Project (“LPP”), a coalition of cannabis industry leaders dedicated to bringing restorative justice to those most harmed by the war on drugs.

•

Green Thumb announced key partnerships and scholarships to be granted to students for programs at the Cleveland School of Cannabis in Ohio and Olive-Harvey College in Illinois to support industry diversity through education. Additionally, Green Thumb will partner with the Cabrini Green Legal Aid and the North Lawndale Employment Network in Chicago as part of an ongoing collaboration including financial support, volunteerism and awareness initiatives.

Fourth-Quarter and Full-Year 2020 Financial Overview

Total revenue for the fourth quarter 2020 was $177.2 million, up 12.8% sequentially and up 133.8% from $75.8 million for the fourth quarter 2019. For the full year 2020, total revenue was $556.6 million, up 157.2% from the prior year. Revenue growth was primarily driven by increased scale in the Company’s Consumer Packaged Goods and Retail businesses, especially in Illinois and Pennsylvania. Key year-over-year performance drivers were the expanded distribution of Green Thumb’s branded products, 11 new store openings and increased traffic in the Company’s 51 open and operating retail stores.

In the fourth quarter of 2020, Green Thumb generated revenue from all 12 of its markets: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania. The Company continued to invest in the expansion of its cultivation and manufacturing capabilities in Illinois, Maryland, Massachusetts, New Jersey, Ohio and Pennsylvania.

Gross profit for the fourth quarter 2020 was $100.5 million or 56.7% of revenue compared to $40.6 million or 53.6% of revenue for the fourth quarter 2019. For the full-year, gross margin was $304.2 million or 54.7% of revenue, increasing 520 basis points vs. 2019. Gross margin performance was driven by increased scale in the consumer packaged goods and retail business.

Total selling, general and administrative expenses for the fourth quarter were $53.2 million or 30.0% of revenue, compared to $46.7 million or 61.6% of revenue for the fourth quarter 2019. Improved operating costs as a percentage of revenue were driven primarily by increased operating leverage in the Company’s Consumer Packaged Goods and Retail businesses. Total selling, general and administrative expenses for the full year 2020 were $198.1 million or 35.6% of revenue, an increase from $134.7 million in the prior year, or 62.2% of revenue.

Total other income was $3.5 million for the fourth quarter 2020, primarily reflecting favorable fair value adjustments on the Company’s equity investments net of interest and warrant expense associated with the Company’s senior secured notes. Total other expense for the full year was $3.2 million.

Green Thumb Industries Inc.

Net income attributable to the Company for the fourth quarter 2020 was $22.5 million or $0.11 per basic and diluted share, compared to a net loss of $14.1 million, or a loss of $0.07 per basic and diluted share in the prior year. Net income for the full year 2020 was $15.0 million or $0.07 per basic and diluted share.

EBITDA for the fourth quarter 2020 was $61.3 million or 34.6% of revenue compared to $7.8 million or 10.3% of revenue for the fourth quarter 2019. EBITDA for the full year was $158.6 million, or 28.5% of revenue. Adjusted Operating EBITDA for the fourth quarter 2020, which excluded non-cash stock-based compensation of $4.1 million, was $65.4 million or 36.9% of revenue as compared to $13.8 million or 18.2% of revenue for the fourth quarter 2019. The significant improvement in EBITDA and Adjusted Operating EBITDA was driven primarily by revenue growth and increased scale-driven operating leverage from both the Consumer Packaged Goods and Retail businesses. For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.” Adjusted EBITDA for the full year was $179.6 million or 32.3% of revenue, compared to $27.8 million or 12.8% of revenue last year.

Balance Sheet and Liquidity

As of December 31, 2020, current assets were $183.9 million, including cash and cash equivalents of $83.8 million. Total debt outstanding was $99.1 million, $342.0 thousand of which is due within 12 months.

Total basic and diluted weighted average shares outstanding for the three months ended December 31, 2020 were 213.2 million and 217.2 million respectively.

Capital Markets & Financing

In October, Green Thumb amended its previously announced sale and leaseback transaction with IIP for its Toledo, Ohio manufacturing facility, securing an additional $25.0 million to fund the construction of a cultivation facility on the property for total investment value of $32.2 million.

In February 2021, subsequent to the quarter end, the Company raised approximately $156.0 million through direct public sales of approximately 4.7 million shares in the Company’s U.S. IPO. The U.S. shares are registered with the SEC. The offering was made pursuant to the Form S-1 Registration Statement, declared effective by the SEC on February 8, 2021, and completed on a “self-underwritten, best efforts” basis.

Green Thumb Industries Inc.

Expansion of Consumer Packaged Goods Business

•

As of December 31, 2020, Green Thumb’s family of consumer brands are produced, distributed, and available in retail locations in twelve states: California, Colorado, Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania.

•	Gross branded product sales grew sequentially by approximately 31% quarter-over-quarter, driven primarily by expanded scale in production and distribution of branded products.

•

Green Thumb continued the development and expansion of its brand portfolio with the launch of the socially-dosed Beboe brand in Illinois. The portfolio includes the iconic rose gold Inspired and Downtime vape pens and Inspired Tartberry and Downtime Blueberry-lavender pastilles edibles.

•

Subsequent to quarter end, Green Thumb announced an exclusive partnership with Cann, the leading cannabis-infused beverage brand, to manufacture and distribute its line of cannabis-infused sparkling beverages across the country, beginning in Illinois this Spring.

Retail Service Business Development

•

Green Thumb’s fourth quarter revenue included sales from 51 retail stores across ten states: Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio and Pennsylvania. The company opened 11 new stores during 2020.

•

Comparable sales growth (stores opened at least 12 months) was 60.0% on a base of 32 stores, driven primarily by increased transactions. Sequential quarter-over-quarter comparable sales were up 6% on a base of 48 stores.

•	Retail revenue increased sequentially by 8% quarter-over-quarter, driven by increased foot traffic in established stores.

•	During the fourth quarter, and subsequent to quarter end, Green Thumb expanded its retail service in:

•

Pennsylvania: Opened Rise™ Monroeville in the fourth quarter and Rise™ Erie Peach subsequent to quarter end. First Day Profits were donated to 412 Food Rescue and Community Shelter Services, whose mission is to provide services and shelter to homeless and those at risk of being homeless.

•

Illinois: Opened the first adult-use cannabis store in the fourth largest city in the state with the opening of Rise™ Naperville (a rebrand of medical dispensary 3C Compassionate Care Center). The Company operates nine stores with the ability to open a total of ten stores in the state. First Day Profits went to Loaves and Fishes, a local food pantry.

Green Thumb Industries Inc.

•

Florida: Opened Rise™ Kendall on November 18, 2020, bringing the total open stores in the state to seven. First Day Profits were donated to Florida Rights Restoration Coalition, an organization dedicated to establishing a humane re-entry program for individuals with convictions.

•	Connecticut: Acquired Southern Wellness in December 2020, bringing the total open stores in the state to three.

•

California: Expanded retail service to Pasadena, opening the Company’s first retail location in California on March 10, 2021. First Day Profits were contributed to Pasadena Chamber of Commerce Foundation with funds earmarked for the organization’s Minority Small Business Initiative which offers support to minority and women-owned businesses.

•

New Jersey: Opened Rise™ Paramus on March 15, 2021, bringing the number of stores in New Jersey to two. First Day Profits will be donated to the Paramus Children’s Health Foundation, which provides financial support to families of children who suffer from a severe illness or injury that results in economic hardship.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the SEC. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted Operating EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

Green Thumb Industries Inc.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, March 17, 2020 at 5:00 pm ET to discuss its fourth-quarter and full-year 2020 financial results for the year ended December 31, 2020. The conference call may be accessed by dialing 877-273-8145 (Toll-Free) or 647-689-5400 (International) with conference ID: 8054618. A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and owner of Rise™ dispensaries, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Dr. Solomon’s, incredibles, Rythm and The Feel Collection. The company also owns and operates rapidly growing national retail cannabis stores called Rise™. Headquartered in Chicago, Illinois, Green Thumb has 13 manufacturing facilities, licenses for 97 retail locations and operations across 12 U.S. markets. Established in 2014, Green Thumb employs over 2,300 people and serves thousands of patients and customers each year. The company was named a Best Workplace 2018 by Crain’s Chicago Business and MG Retailer magazine in 2018 and 2019.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “project,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under federal law, and enforcement of cannabis laws could change; the Company may be subject to action by the U.S. federal government; state regulation of cannabis is uncertain; we may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become

Green Thumb Industries Inc.

subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco Firearms and Explosives regulation; cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company may face difficulties acquiring additional financing; the Company lacks access to U.S. bankruptcy protections; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where we carry on business; the Company may face difficulties in enforcing its contracts; the Company has limited trademark protection; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks due to industry immaturity or limited comparable, competitive or established industry best practices; the Company faces risks related to its products; the Company is dependent on the popularity of consumer acceptance of the Company’s brand portfolio; the Company’s business is subject to the risks inherent in agricultural operations; the Company may be adversely impacted by rising or volatile energy costs; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company may face unfavorable publicity or consumer perception; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and Issuances of substantial amounts of Super Voting Shares, Multiple Voting Shares or Subordinate Voting Shares may result in dilution. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to strengthen its financial position and support the continuity of its business and operations in the face of this pandemic and other events. The Company’s condensed consolidated financial statements presented herein reflect estimates and assumptions made by management that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed

Green Thumb Industries Inc.

consolidated financial statements and reported amounts of revenue and expenses during the periods presented. Such estimates and assumptions affect, among other things, the Company’s goodwill, long-lived asset and intangible assets; operating lease right of use assets and operating lease liabilities; assessment of the annual effective tax rate; valuation of deferred income taxes; the allowance for doubtful accounts; assessment of our lease and non-lease contract expenses; and measurement of compensation cost for bonus and other compensation plans. While the Company’s revenue, gross profit and operating income were not impacted during 2020, the uncertain nature of the spread of COVID-19 and the uncertainty of the impact of nationwide vaccine programs may impact the Company’s business operations for reasons including the potential quarantine of the Company’s employees or those of the Company’s supply chain partners, or the Company’s continued designation as an “essential” business in states where the Company does business that currently or in the future impose restrictions on business operations. The estimates and assumptions used in the condensed consolidated financial statements, which include but are not limited to certain judgmental reserves requiring management to make estimates based on current information. The carrying value of the Company’s goodwill and other long-lived assets may change in future periods as the expected impacts from COVID-19 are revised, resulting in further potential impacts to the Company’s financial statements.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Investor Contact:	Media Contact:

Jennifer Dooley	Linda Marsicano
Chief Strategy Officer	VP, Corporate Communications
InvestorRelations@gtigrows.com	lmarsicano@gtigrows.com
310-622-8257	773-354-2004

Source: Green Thumb Industries

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Consolidated Statements of Operations

For the Three and Twelve Months Ended December 31, 2020 and 2019

(Amounts Expressed in United States Dollars, Except for Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net of discounts	$177,226,522	$75,801,758	$556,572,889	$216,432,605
Cost of Goods Sold, net	(76,696,427)	(35,205,164)	(252,404,301)	(109,401,914)

Gross Profit	100,530,095	40,596,594	304,168,588	107,030,691

Expenses:
Selling, General, and Administrative	53,237,812	46,707,624	198,061,759	134,721,393

Total Expenses	53,237,812	46,707,624	198,061,759	134,721,393

Income (Loss) From Operations	47,292,283	(6,111,030)	106,106,829	(27,690,702)

Other Income (Expense):
Other Income (Expense), net	7,875,180	(2,349,503)	15,376,746	(10,318,936)
Interest Income, net	3,745	165,472	113,667	1,465,705
Interest Expense, net	(4,430,045)	(1,896,682)	(18,666,520)	(13,658,904)

Total Other Income (Expense)	3,448,880	(4,080,713)	(3,176,107)	(22,512,135)

Income (Loss) Before Provision for Income Taxes And Non-Controlling Interest	50,741,163	(10,191,743)	102,930,722	(50,202,837)

Provision For Income Taxes	26,888,755	4,638,033	83,852,802	9,344,033

Net Income (Loss) Before Non-Controlling Interest	23,852,408	(14,829,776)	19,077,920	(59,546,870)
Net Income Attributable To Non-Controlling Interest	1,387,601	(759,267)	4,084,953	(430,463)

Net Income (Loss) Attributable To Green Thumb Industries Inc.	$22,464,807	$(14,070,509)	$14,992,967	$(59,116,407)

Net Income (Loss) per share - basic	$0.11	$(0.07)	$0.07	$(0.31)

Net Income (Loss) per share - diluted	$0.11	$(0.07)	$0.07	$(0.31)

Weighted average number of shares outstanding - basic	213,249,477	207,666,666	210,988,259	190,602,400

Weighted average number of shares outstanding - diluted	217,178,771	207,666,666	212,531,188	190,602,400

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Consolidated Balance Sheet

(Amounts Expressed in United States Dollars)

December 31, 2020
(Unaudited)
Cash and Cash Equivalents	$83,757,785
Other Current Assets	100,186,220
Property and Equipment, Net	189,925,877
Right of Use Assets, Net	140,382,781
Intangible Assets, Net	406,242,034
Goodwill	382,697,467
Other Long-term Assets	55,356,998

Total Assets	$1,358,549,162

Total Current Liabilities	$119,288,435
Notes Payable, Net of Current Portion and Debt Discount	98,712,996
Lease Liability, Net of Current Portion	146,426,760
Other long-Term Liabilities	79,961,630
Total Equity	914,159,341

Total Liabilities and Equity	$1,358,549,162

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Twelve Months Ended December 31, 2020 and 2019

(Amounts Expressed in United States Dollars)

EBITDA, and Adjusted Operating EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted Operating EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended		Twelve Months Ended
Adjusted Operating EBITDA	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(Amounts Expressed in United States Dollars)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Income (Loss) Before Noncontrolling Interest (GAAP)	$23,852,408	$(14,829,776)	$19,077,920	$(59,546,870)
Interest Income, net	(3,745)	(165,472)	(113,667)	(1,465,705)
Interest Expense, net	4,430,045	1,896,682	18,666,520	13,658,904
Income Taxes	26,888,755	4,638,033	83,852,802	9,344,033
Other (Income) Expense, net	(7,875,180)	2,349,503	(15,376,746)	10,318,936
Depreciation and Amortization	14,025,615	13,953,449	52,505,575	31,152,182

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$61,317,898	$7,842,419	$158,612,404	$3,461,480

Share-based Compensation, Non-Cash	4,127,198	4,961,294	19,336,718	18,285,377
Acquisition, Transaction, and Other Non-Operating Costs	—	1,003,070	1,635,304	6,015,257

Adjusted Operating EBITDA (non-GAAP measure)	$65,445,096	$13,806,783	$179,584,426	$27,762,114